Exhibit 10(p)


                                                            As of April 1, 1994


Philippe P. Dauman, Esq.
655 Park Avenue
New York, New York  10021

Dear Mr. Dauman:

          Reference is made to that certain employment agreement between you and Viacom International Inc. ("Viacom"), dated as of February 1, 1993 (the "Employment Agreement").

          This letter, when fully executed below, shall amend your Employment Agreement as follows:

          1. Assignment. Viacom International Inc. hereby assigns all of its rights and obligations under the Employment Agreement to Viacom Inc., and you accept such assignment. All references to Viacom in the Employment Agreement and this amendment shall be deemed to refer to Viacom Inc.

          2. Term. Section 1 shall be amended to read in its entirety as follows:

                    "The term of your employment hereunder shall commence on February 1, 1993 and, unless terminated by Viacom or you pursuant to Section 8 hereof, shall continue through and until August 1, 1999 (the "Employment Term")."

          3. Duties. Section 2 shall be amended to change the title appearing in two places in the second sentence from "Senior Vice President, General Counsel and Secretary" to "Executive Vice President, General Counsel and Chief Administrative Officer and Secretary".

          4. Compensation/Salary. Section 3(a) shall be amended to replace the second sentence with the following sentences:

                    "On April 1, 1994, your Salary will be increased to Eight Hundred Thousand Dollars ($800,000) per annum. Your Salary will be reviewed and increased by a minimum of 10% on each of April 1, 1995 and April 1, 1996. On April 1, 1997, your

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                    Salary will be reviewed and increased to no less than One
                    Million Dollars ($1,000,000) per annum (and may be reviewed and increased thereafter) for the remainder of the Employment Term."

          5. Compensation/Bonus Compensation. Section 3(b) shall be amended as follows:
                    (1) Clause (ii) shall be amended to read in its entirety as follows:

                    "Your Target Bonus for calendar year 1993 shall be 100% of your Salary on November 1, 1993. Your Target Bonus for each of calendar years 1994, 1995 and 1996 shall be 150% of your Salary on November 1st of such calendar year. Your Target Bonus for each of calendar years 1997, 1998 and 1999 shall be 180% of your Salary on November 1st of such calendar year (or August 1st in the case of 1999). Your Target Bonus may be pro-rated for 1999."

                    (2) Clause (iii) shall be amended to replace the date "January 31" with "February 28".

          6. Benefits. Section 4 shall be amended to add the following clause (c):

                    "Viacom shall provide you with no less than Three Million Dollars ($3,000,000) of life insurance during the Employment Term."

          7.        Termination.  Section 8(b) shall be amended as follows:

                    (1) Clause (iii) shall be amended to replace the number "three (3)" in subclause (x) with the number "six (6)" and to replace clause (y) in its entirety with the following:

                    "Stock options granted to you under the LTMIP which are not exercisable on or prior to the date of the termination of your employment under this Section 8(b) that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration of the stock options."

                    (2) The second to the last sentence shall be amended to read as follows:


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                    "Viacom shall also provide you with the life insurance
                    coverage set forth in Section 4(c) until the end of the Employment Term."

          Except as herein amended all other terms and conditions of the Employment Agreement shall remain the same and the Employment Agreement as herein amended shall remain in full force and effect.

          If the foregoing correctly sets forth our understanding, please sign one (1) copy of this letter and return to the undersigned whereupon this letter shall constitute a binding amendment to your Employment Agreement.

                                                 Very truly yours,

                                                 VIACOM INTERNATIONAL INC.


                                                 By:  /s/ Frank J. Biondi, Jr.
                                                    ---------------------------
                                                    Name:   Frank J. Biondi, Jr.
                                                    Title:  President,
                                                             Chief Executive
                                                             Officer


                                                 VIACOM INC.


                                                 By:  /s/ Frank J. Biondi, Jr.
                                                     ---------------------------
                                                     Name:  Frank J. Biondi, Jr.
                                                            Title: President,
                                                            Chief Executive
                                                             Officer


ACCEPTED AND AGREED:

   /s/ Philippe P. Dauman
_________________________
       Philippe P. Dauman

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                                                            As of April 1, 1994

Philippe P. Dauman, Esq.
655 Park Avenue
New York, New York  10021

Dear Mr. Dauman:

          Viacom Inc. ("Viacom") and you have entered into an amendment dated as of the date hereof (the "Amendment Agreement") to your Employment Agreement dated as of February 1, 1993 (as amended, the "Employment Agreement"). All defined terms used herein without definition shall have the meanings set forth in the Agreement.

          The Employment Agreement provides that, in the event that your employment terminates under Section 8(b), stock options granted to you under the LTMIP that have vested on the termination date or would have vested by the end of the Employment Term will be exercisable for six (6) months after the termination date. In order for these provisions to be effective, the LTMIP must be amended by the Viacom Board of Directors and the amendments approved by the Viacom stockholders at the 1995 Annual Stockholders Meeting.

          In the event that the amendments to the LTMIP are not adopted or your employment terminates before these amendments become effective, Viacom and you agree that the amendment to clause (iii) of Section 8(b) of the Employment Agreement shall not be made and said clause (iii) shall remain unchanged.

                                                Very truly yours,

                                                VIACOM INC.


                                                By:  /S/   Frank J. Biondi, Jr.
                                                    _________________________
                                                    Name:   Frank J. Biondi, Jr.
ACCEPTED AND AGREED:                                Title:  President, Chief
                                                            Executive Officer
/S/  Philippe P. Dauman
_________________________
       Philippe P. Dauman